[GRAPHIC OMITTED]    INVESTOR CONTACT:              COMPANY CONTACT:
                        Neil Berkman                   Y.P. Chan
                        Berkman Associates             Chief Operating Officer
                        (310) 277 - 5162 (954)
                        596 - 1000
                        info@BerkmanAssociates.com
                        www.SingingMachine.com


                                                  FOR IMMEDIATE RELEASE



                           THE SINGING MACHINE COMPANY
              STRENGTHENS AND EXPANDS ITS SALES AND MARKETING TEAM


       COCONUT CREEK, FLORIDA, May 12, 2003 -- THE SINGING MACHINE COMPANY (ASE:SMD) announced today that it has strengthened and expanded its sales and marketing organization to accommodate the company's continued growth.

       "Singing Machine's success has been driven by the quality of our sales and marketing organization," said Chairman and Chief Executive Officer Eddie Steele. "With its impressive credentials in consumer electronics, toys, music and accessories, our world-class sales and marketing team was the key to achieving the $100 million sales milestone for the first time in our history last year. We are continuing to add strength and capability to our team to enhance our market leadership in the years to come."

       In connection with this expansion, Steele announced the following promotions and appointments:

       o Jack Dromgold has been promoted to executive vice president, sales & marketing. Dromgold previously served as senior vice president, sales & marketing. Dromgold, joined the Singing Machine in April 2002 after serving since 1993 as vice president of sales for Hasbro Games, where he was responsible for the sale of Milton Bradley and Parker Brothers games and puzzles. Dromgold has more than thirty-five years of sales experience in the toy industry with close relationships with major retailers and distributors in the United States.

       o John Steele has been promoted to vice president, international sales from his previous position as national sales director. Since he joined The Singing Machine in 1999, Steele has been instrumental in the company's rapid growth and expansion into international markets. He led the company's successful expansion into the European market last year and has since established distribution in Asia, South and Latin America and Canada. Steele has more than 10 years of experience in the karaoke industry. Prior to joining The Singing Machine, he was managing director, international division of Nikkodo Co. Ltd., where he was responsible for commercial karaoke system sales throughout Europe.


                                     (more)

                       THE SINGING MACHINE COMPANY, INC.
      6601 Lyons Road o Building A-7 o Coconut Creek, Florida 33073 o (954)
                         596-1000 o Fax (954) 596-2000
 _______________________________________________________________________________
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THE SINGING MACHINE COMPANY STRENGTHENS AND EXPANDS ITS SALES AND MARKETING TEAM
May 12, 2003
Page Two




       o Dennis Norden has joined Singing Machine as sales director. Norden joins the company from Recoton Corporation where he was vice president of sales for the southern region. He has over twenty-five years of successful selling experience in the consumer electronics industry with solid relationships with major mass market retailers. Norden will focus much of his attention on the company's growing karaoke music business.

       o Robert O'Connor has been hired as sales director. O'connor joins Singing Machine from leading video game manufacturer Konami of America where he served as vice president of sales. O'Connor brings more than thirty years of consumer electronics selling experience to his new position at Singing Machine. He will be responsible for managing karaoke hardware and accessories sales to the company's key mass retail accounts, and for identifying and developing new channels of distribution.

       o John DeNovi has been promoted to director of marketing. He joined the company in 2001 as sales manager, national accounts. Previously, he was national sales manager for Tecmo, Inc., a leading developer of home video games for Sony PlayStation 2, Nintendo GameBoy Advance and Microsoft Xbox. He began his career at Aldrich & Associates, Inc., a Los Angeles-based marketing & communications agency where, as senior account supervisor he represented a wide variety of consumer electronics clients.

ABOUT THE SINGING MACHINE COMPANY

      Incorporated in 1982, The Singing Machine Company develops and distributes a full line of consumer-oriented karaoke machines and music under The Singing MachineTM, MTVTM, NickelodeonTM, Hardrock AcademyTM and MotownTM brand names. The first to provide karaoke systems for home entertainment in the United States, Singing Machine sells its products in North America, Europe and Asia, and has increased sales by 10 times to $100 million in the past five years.

SAFE HARBOR STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995.

      This press release contains forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions, including but not limited to those relating to product demand, pricing, market acceptance, the effect of economic conditions and other risks identified in the Company's filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, should one or more of these risks or uncertainties materialize, or should underlying assumptions provide incorrect, actual future results or events may vary materially from those described herein.


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